Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 18, 2014, relating to the consolidated financial statements and financial statement schedule of Rockwell Collins, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended October 3, 2014.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 5, 2015